EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 69 to the Registration Statement No. 02-42722 on Form N-1A ("Registration Statement") of Eaton Vance Series Trust II (the "Trust") of our report dated December 27, 2006, relating to the financial statements and financial highlights of the Eaton Vance Income Fund of Boston (the "Fund") and of our report dated December 27, 2006, relating to the financial statements and supplementary data of the Boston Income Portfolio, which appear in the October 31, 2006 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts February 25, 2008